PlanRock Investments, LLC
Code of Ethics

PlanRock Investments, LLC
Code of Ethics
08/13/2020 to Current

Table of Contents

1 - Statement of General Policy	3
2 - Standards of Business Conduct	3
3 - Definitions	4
4 - Certification	5
5 - Compliance Procedures	5
6 - Personal Securities Transactions	6
7 - Prohibition Against Insider Trading	7
8 - Protecting the Confidentiality of Client Information	9
9 - Gifts and Entertainment	11
10 - Records	11
11 - Service as an Officer or Director	11
12 - Reporting Violations and Sanctions	12

Addenda

Annual Holdings Report

Annual Questionnaire

Initial Holdings Report

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by PlanRock Investments, LLC (“PlanRock”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of PlanRock and is designed to, among other things; govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that our Firm and our employees owe a fiduciary duty to PlanRock’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by PlanRock continue to be applied. The purpose of the Code is to identify and preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. Our firm is a direct reflection of the conduct of each employee. Compliance with this code involves more than acting with honesty and good faith alone. It means that PlanRock has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

PlanRock and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	The duty to have a reasonable, independent basis for the investment advice provided;

●	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

●	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

●	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, PlanRock expects every employee to demonstrate the highest standards of ethical conduct for continued employment with PlanRock. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with PlanRock. Our Firm’s reputation for fair and honest dealing with its clients is important to us and has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer (CCO), for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with PlanRock.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of PlanRock in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only when it is clear the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client, even at the expense of the interests of employees.

Standards of Business Conduct

PlanRock places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all PlanRock’s Supervised Persons as defined herein. These procedures cover transactions in a reportable security in which a Supervised Person has a beneficial interest in or accounts over which the Supervised Person exercises control as well as transactions by members of the Supervised Person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for PlanRock or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Definitions

●	“Access Person” means any Supervised Person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund PlanRock manage; or is involved in making securities recommendations to clients that are nonpublic or who has access to such non-public recommendations.

●	“Account” means accounts of any employee (other than an employee whose sole activity on behalf of the firm is as a solicitor) and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, control or exercises investment discretion.

●	“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Under such rules and regulations, “beneficial ownership of a security” by a Supervised Person includes securities held by:

1.	The Supervised Person’s spouse, minor children or relatives who share the same house with such Supervised Person.

2.	An estate for the Supervised Person’s benefit.

3.	A trust, of which (a) the Supervised Person is a trustee or the Supervised Person has or members of the Supervised Person’s immediate family have a vested interest in the income or corpus of the trust, or (b) the Supervised Person owns a vested beneficial interest, or (c) the Supervised Person is the grantor and has the power to revoke the trust without the consent of all the beneficiaries.

4.	A partnership in which the Supervised Person is a partner.

5.	A corporation (other than with respect to treasury shares of the corporation) of which the Supervised Person is an officer, director or 10% stockholder.

6.	Any other person if, by reason of contract, understanding relationship, agreement or other arrangement, the Supervised Person obtains therefrom benefits substantially equivalent to those of ownership.

7.	The Supervised Person’s spouse or minor children or any other person, if, even though the Supervised Person does not obtain therefrom the above-mentioned benefits of ownership, the Supervised Person can vest or revest title in himself of herself at once or at some future time.

In addition, a Supervised Person will be a beneficial owner of a security if the Supervised Person (a) directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security (including the power to dispose, or to direct the disposition of such security), or (b) has the right to acquire beneficial ownership of such security at any time within sixty days.

●	“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless PlanRock acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless PlanRock or a control affiliate acts as the investment adviser or principal underwriter for the fund.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing

●	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of PlanRock; and any other person who provides advice on behalf of PlanRock and is subject to PlanRock’s supervision and control.

●	“Designated Person” means any employee of a vendor or other person who is not a Supervised Person of PlanRock who is identified by CCO as needing to be subject to the requirements of this Code due to such person’s temporary access to information which, if such person were a Supervised Person, would result in such person being an Access Person for purposes of this Code.

Certification

Initial Certification

All Supervised Persons will be provided with a copy of the Code and must initially certify electronically or in writing to PlanRock’s CCO or designee that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All Supervised Persons shall receive any amendments to the Code and must certify to PlanRock’s CCO or designee that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code, as amended.

Annual Certification

All Supervised Persons must annually certify electronically or in writing to the CCO or their designee that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised Persons should contact the CCO or their designee regarding any inquiries pertaining to the Code or the policies established herein.

Compliance Procedures

Reporting Requirements

Every Supervised Person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO or their designee which must contain the information described below.

1. Initial Holdings Report

Every Supervised Person shall, no later than ten (10) days after the person becomes a Supervised Person, file an initial holdings report containing the following information:

●	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Supervised Person had any direct or indirect beneficial interest ownership when the person becomes a Supervised Person;

●	The name of any broker, dealer or bank, account name, number and location with whom the Supervised Person maintained an account in which any securities were held for the direct or indirect benefit of the Supervised Person; and

●	The date that the report is submitted by the Supervised Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a Supervised Person.

2. Annual Holdings Report

Every Supervised Person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Any accounts opened after the reporting deadline must immediately be reported to the CCO and included in the following quarterly transaction reporting.

3. Quarterly Transaction Reports

Every Supervised Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the Supervised Persons had any direct or indirect Beneficial ownership:

●	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the reportable security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through whom the transaction was effected; and

●	The date the report is submitted by the Supervised Person.

If the Supervised Person did not have any reportable transactions for the quarter, the quarterly reporting form shall contain the Supervised Person’s certification that no reportable transactions occurred during the preceding quarter.

4. Exempt Transactions

●	Transactions effected for, securities held in, any account over which the person has no direct nor indirect influence or control;

●	Transactions effected pursuant to an automatic investment plan;

●	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that PlanRock holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5. Required Accounts

Transactions must be reported for any account of the Supervised Person, or any Account in which the Supervised Person or any immediate family or household member, has a direct or indirect Beneficial

Ownership. Immediate family members include:

●	Spouse

●	Children

●	Parents living with the Supervised Person and/or dependent upon Supervised Person

Household members include:

●	Domestic Partners

●	Any individual dependent on the Supervised Person for financial well being

●	Extended family living with a Supervised Person

Additionally, accounts for which the Supervised Person has direct control due to serving as custodian, trustee, executor or having power of attorney are also included in this requirement.

6. Monitoring and Review of Personal Securities Transactions

The PlanRock CCO or a designee will monitor and review all reports required under the Code for compliance with PlanRock’s policies regarding personal securities transactions and applicable SEC rules and regulations. Supervised Persons are required to cooperate with monitoring or review procedures as well as any inquiries employed by PlanRock.

Personal Securities Transactions

General Policy

PlanRock has adopted the following principles governing personal investment activities by the Firm’s Supervised Persons:

●	The interests of client accounts will at all times be placed first;

●	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

●	Supervised Persons must not take inappropriate advantage of their positions; and

●	The PlanRock Investment Committee will determine securities for its watch list.

Pre-Clearance Required for Access Persons

Access Persons of PlanRock are subject to mandatory pre-clearance restrictions. Prior to any transaction involving securities requiring pre-clearance (including an option exercise, gift, loan, pledge or hedge, contribution to a trust or any other transfer), all Access Persons must receive approval from the CCO. Access Persons with any questions about the application of these revisions when considering a transaction involving applicable securities should contact the CCO before undertaking the transaction and follow his or her instructions.

A request for pre-clearance should be submitted to the CCO at least two (2) days in advance of the proposed transaction by submitting the Request for Pre-Clearance Form. The CCO will make every effort to respond to requests for approval as quickly and expeditiously as possible. The CCO is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If the CCO is unavailable for more than 48 hours, a member of the Compass Bank Investment Compliance Team designated by the CCO may approve the transaction.

The following exceptions to personal securities pre-clearance are permitted:

●	With respect to transactions effected pursuant to an automatic investment plan;

●	With respect to securities held in accounts over which the insider had no direct or indirect influence or control; and

●	With respect to trades in U.S. Government Securities, U.S. Agency Securities, mutual funds and money market funds.

NOTE: Exchange-traded funds are not considered mutual funds for purposes of the above pre-clearance requirements and therefore are not exempt from pre-clearance.

Pre-Clearance Required for Participation in IPOs

No Supervised Person shall acquire any Beneficial Ownership in any securities in an Initial Public Offering without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No Supervised Person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Interested Transactions

No Access Person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

●	Any direct or indirect Beneficial ownership of any securities of such issuer;

●	Any contemplated transaction by such person in such securities;

●	Any position with such issuer or its affiliates; and

●	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

This policy does not prohibit trades in mutual funds by Access Persons on the same day as a client account.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and PlanRock to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring a Supervised Person from the securities industry. Finally, Supervised Persons and PlanRock may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Supervised Persons of

PlanRock and their immediate family members.

General Policy

No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by PlanRock), while in the possession of material, nonpublic information, nor may any personnel of PlanRock communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, Supervised Persons should direct any questions about whether information is material the Chief Compliance Officer or their designee.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or arrangements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal’s “Head on the Street” column.

Supervised Persons should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to PlanRock’s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Prior to executing any trade for Supervised Persons or for others, including investment funds or private accounts managed by PlanRock (“Client Accounts”), the Supervised Person must determine whether the information used to substantiate the trade is material, nonpublic information. If any Supervised Persons believes that they might have access to material, nonpublic information, the following steps should be taken:

●	Report the information and proposed trade immediately to the Firm’s Chief Compliance Officer or their designee;

●	Do not purchase or sell the securities on behalf of the client or the Supervised Person, including investment funds or private accounts managed by the firm;

●	Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer or their designee; and

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person of or other person subject to this Code becomes aware of material, nonpublic information. In such situations, PlanRock must make a judgment as to its further conduct. The CCO would consult senior management to determine if they may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons of PlanRock and others subject to the Code should exercise caution any time they become aware of nonpublic information relating to a tender offer.

6. Spreading of False Rumors

The reliability of information about public companies in the marketplace is vital to market confidence. Intentionally spreading false rumors or engaging in collusive activity to impact the financial condition of a public company is highly detrimental to the investing public and contrary to PlanRock’s Standards of Business Conduct. Supervised Persons must refrain from the circulation in any manner of sensational rumors that might reasonably be expected to affect market conditions and to refrain from any conduct or activity inconsistent with just and equitable principles of trade.

If at any time questionable or unsubstantiated information is received, it is not to be acted upon. If any Supervised Person believes that such information has been acted on or may be acted on, the CCO or their designee should be notified immediately.

Protecting the Confidentiality of Client Information

Confidential client information

In the course of investment advisory activities of PlanRock, the firm gains access to nonpublic information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by PlanRock, and data or analysis derived from such nonpublic personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to PlanRock’s current or former clients, is subject to the firm’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential client information

All information regarding PlanRock’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s written direction. PlanRock does not share Confidential Client Information with non-affiliated third parties, except in the following circumstances:

●	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. PlanRock will require that any financial intermediary, agent or other service provider utilized by PlanRock (such as sub-advisers or custodian) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by PlanRock only for the performance of the specific service requested by PlanRock.

●	As required by regulatory authorities or law enforcement officials who have jurisdiction over PlanRock, or as otherwise required by any applicable law. In the event PlanRock is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, unless otherwise prevented by law, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, PlanRock shall disclose only such information, and only in such detail, as is legally required;

●	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Confidential Proprietary Information and Intellectual Property

In the course of carrying out the firm’s business, Supervised Persons often learn confidential or proprietary information about the firm, its customers, sub-advisors, suppliers, or affiliates. PlanRock employees are expected to protect PlanRock and any third-party sensitive information from unlawful disclosure and misuse, and to ensure that such information is handled properly throughout the organization. PlanRock’s Code prohibits the unauthorized disclosure and misuse of confidential proprietary information and intellectual property. Proprietary information and intellectual property include but is not limited to:

●	Record, such as financial, customer or personnel records

●	Current and/or future business, marketing and service plans

●	Databases

●	Salary and bonus information

●	Investment and Portfolio Models

●	Trade secrets

●	Patents, trademarks, and copyrights

●	Inventions

●	Operational information

●	Any information that provides any third party with some kind of business advantage and is not generally known to the public

●	Supplier’s pricing and specifications

●	Research

●	Information designated as confidential or proprietary

Employee Responsibilities

PlanRock employees must use sensitive information for business purposes only, share sensitive information only with appropriate parties both within and outside of PlanRock and make sure that use of sensitive information is consistent with firm policies, affiliate rules, contractual obligations and applicable laws. Any inventions, copyrightable material, trade secrets or other work conceived, developed or otherwise performed that is 1) in the scope of employment (during or after business hours); 2) related to the financial services industry; or 3) related to PlanRock clients, products, services or supporting activities must be promptly disclosed to management and shall be the sole property of PlanRock.

All Supervised Persons are prohibited, either during or after separation of employment with PlanRock, from disclosing Confidential Client and Proprietary Information to any person or entity outside the firm, including family members. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information to deliver PlanRock’s services to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client and Proprietary Information. At separation of employment with PlanRock, the terminating employee must return all such documents to PlanRock.

Additionally, PlanRock also respects the intellectual property of other parties, and strictly prohibits the unauthorized use of another party’s patented, trademarked or copyrighted (audio, video, text) materials, regardless of their source. PlanRock does not permit the use of software or other devices whose primary purpose is the circumvention or violation of another’s intellectual property rights.

Any Supervised Person who violates any policy described above will be subject to disciplinary action, including possible termination, and possible civil or criminal penalties, whether or not he or she benefited from the disclosed information

Security of Confidential Personal Information

PlanRock enforces the following policies and procedures to protect the security of Confidential Client Information:

●	The firm restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide PlanRock’s service to clients;

●	Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle as of the close of each business day;

●	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

●	Prior to disposal of any equipment containing client or firm information, the equipment will be serviced by an appropriate third-party vendor to endure that all client and proprietary information has been thoroughly removed from the equipment;

●	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons from overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, PlanRock and all Supervised Persons must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulations S-P, PlanRock has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

PlanRock is responsible for reviewing, maintaining and enforcing PlanRock’s confidentiality, privacy, and separation of employment policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of the parent company’s Legal Department.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. PlanRock has adopted the policies set forth below to guide Supervised Persons in this area.

General Policy

PlanRock’s policy with respect to gifts and entertainment is as follows:

●	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

●	Access Persons should not accept or provide any gifts or favors that might influence the decisions they or the recipient must make in business transactions involving PlanRock, or that others might reasonably believe would influence those decisions;

●	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

●	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

●	Any Supervised Person who gives or accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of PlanRock, including gifts and gratuities with value in excess of $200 per year must obtain consent from the Chief Compliance Officer before accepting such gift.

●	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the PlanRock employee is accompanied by the person or representative of the entity that does business with PlanRock.

●	This gift reporting requirement is for the purpose of helping the Firm monitor the activities of its employees. If any employee has any questions or concerns about the appropriateness of any gift, they should consult the Chief Compliance Officer or their designee.

●	A gifts and gratuities log must be maintained including: the gifter, the recipient, the gift, cost, and reason for gift

Recordkeeping Requirements

A gift log is maintained by PlanRock including the following information:

●	Client name

●	Gift

●	Value

●	Purpose for the gift (client appreciation, birthday, holiday, etc.)

Expense reports maintained separately will document client entertainment expenses.

Records

PlanRock’s Compliance shall maintain and cause to be maintained in a readily accessible place the following records:

●	A copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

●	A record of any violation of PlanRock’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person of PlanRock;

●	A list of all persons who are, or within the preceding five years have been, Access Persons;

●	A record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Service as an Officer or Director

No Supervised Person shall serve as an officer or on the board of directors of any publicly or privately traded non-affiliated company without prior written authorization by the PlanRock CCO based upon a determination that such board service or service as an officer would be consistent with the interest of PlanRock’s clients. Where board service is approved, PlanRock shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Reporting Violations and Sanctions

All Supervised Persons shall promptly report to PlanRock’s CCO or their designee all apparent or suspected violations of the Code.

Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.